EXHIBIT 16

November 13, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Safety Components International, Inc.’s Form 8-K dated November 12, 2003, and have the following comments:

1.	We agree with the statements made in the first two sentences of the first paragraph in Item 4(a), the second paragraph of Item 4(a) and the third paragraph of Item 4(a).

2.	We have no basis on which to agree or disagree with the statements made in the third sentence of the first paragraph of Item 4(a) and the first paragraph of Item 4(b).

Yours truly,

/s/ Deloitte & Touche LLP

Greenville, South Carolina